Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Reports Strong 2017 Results in-line with Guidance; Issues Guidance for 2018 Reflecting Continued Growth; Increases Share Repurchase Authorization up to $1 Billion

Fourth Quarter 2017 Results

•	Revenue of $1.7 billion, up 9% y/y

•	Earnings per share (EPS) of $1.07; Adjusted EPS* of $1.32, up 48% y/y

•	Cash from operations of $(51) million; Free cash flow* of $(185) million, which takes into account the planned $236 million of 787 interim pricing repaid to Boeing

•	Adjusted free cash flow* of $51 million, up 13% y/y

•	Repurchased 1.2 million shares for $100 million at an average share price of $83.78
Full-Year 2017 Results

•	Revenue of $7.0 billion, up 3% y/y

•	EPS of $3.01; Adjusted EPS* of $5.35, up 17% y/y

•	Cash from operations of $574 million; Free cash flow* of $301 million, which takes into account the planned $236 million of 787 interim pricing repaid to Boeing

•	Adjusted free cash flow* of $537 million, up 28% y/y

•	Repurchased 7.5 million shares for $502 million at an average share price of $66.67
Issues Full-Year 2018 Guidance

•	Revenue of $7.1 - $7.2 billion

•	EPS of $6.25 - $6.50

•	Cash from operations of $850 - $950 million; Free cash flow* of $550 - $600 million

•	Increase in high-return capital expenditures and R&D with savings from tax reform

•	Authorization for share repurchase program increased to $1 billion
Wichita, Kan., February 2, 2018 - Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported fourth quarter and full-year 2017 financial results driven by solid performance.

Table 1. Summary Financial Results (unaudited)
	4th Quarter			Twelve Months
($ in millions, except per share data)	2017	2016	Change	2017	2016	Change
Revenues	$1,715	$1,570	9%	$6,983	$6,793	3%
Operating Income	$227	$161	41%	$569	$725	(22%)
Operating Income as a % of Revenues	13.2%	10.2%	300 BPS	8.1%	10.7%	(260) BPS
Net Income	$123	$108	13%	$355	$470	(24%)
Net Income as a % of Revenues	7.2%	6.9%	30 BPS	5.1%	6.9%	(180) BPS
Earnings Per Share (Fully Diluted)	$1.07	$0.89	20%	$3.01	$3.70	(19%)
Adjusted Earnings Per Share (Fully Diluted)*	$1.32	$0.89	48%	$5.35	$4.56	17%
Fully Diluted Weighted Avg Share Count	114.9	121.1		117.9	127.0
*Non-GAAP financial measure, see Appendix for reconciliation

“2017 was a strong year for Spirit as highlighted by strong deliveries, the completion of the Boeing agreement, the launch of our growth initiatives in fabrication and defense, and the continued emphasis on total capital return to shareholders,” Spirit President and CEO Tom Gentile said.
Revenue
    Spirit’s fourth quarter 2017 revenue was $1.7 billion, up nine percent from the same period of 2016, primarily driven by higher recurring and non-recurring activity on the Boeing 737 program, higher production deliveries on the 787 program and increased defense-related activity, partially offset by lower production deliveries on the Boeing 777 program. Revenue for the full year increased three percent to $7.0 billion, primarily due to higher recurring and non-recurring activity on the Boeing 737 program, higher production deliveries on the Airbus A350 XWB and A320 programs and increased defense-related activity, partially offset by lower production deliveries on the Boeing 777 program and decreased Global Customer Support and Services (GCS&S) activity. (Table 1)
Spirit’s backlog at the end of the fourth quarter of 2017 was approximately $47 billion, with work packages on all commercial platforms in the Boeing and Airbus backlog.
Earnings
Operating income for the fourth quarter of 2017 was $227 million, up 41 percent compared to $161 million in the same period of 2016, primarily due to higher non-recurring activity on the Boeing 737 program and favorable changes in estimates on the Boeing 787 program, partially offset by unfavorable changes in estimates on the Boeing 737 program. Operating income for the full year was $569 million, down compared to $725 million in 2016, with the decrease primarily due to the impact from the MOU with Boeing entered into during the second quarter of 2017. Fourth quarter EPS was $1.07, up compared to $0.89 in the same period of 2016. Fourth quarter adjusted EPS* was $1.32, up 48 percent compared to $0.89 in the same period of 2016. Full-year EPS was $3.01, down compared to $3.70 in 2016. Full-year adjusted EPS* was $5.35 in 2017, up 17 percent compared to $4.56 in 2016. (Table 1)
Cash
Cash from operations in the fourth quarter of 2017 was $(51) million, down compared to $142 million in the same quarter last year, primarily due to the planned return of the payment received on the 787 interim pricing agreement of $236 million to Boeing. Free cash flow* in the fourth quarter of 2017 was $(185) million, down compared to free cash flow* of $45 million in the

*Non-GAAP financial measure, see Appendix for reconciliation same quarter last year. Adjusted free cash flow* excluding the return of the 787 interim pricing payment was $51 million, an increase of 13 percent compared to $45 million in the same period of 2016. Full-year cash from operations was $574 million, down compared to $717 million in 2016. Full-year free cash flow* was $301 million, down compared to $463 million in 2016. Full-year adjusted free cash flow* to exclude the repayment and preceding receipt of the 787 interim payment was $537 million, an increase of 28 percent compared to $420 million in 2016. (Table 2)
Cash balance at the end of the year was $423 million. The company’s $650 million revolving credit facility remained undrawn at the end of the year.
During the fourth quarter, Spirit repurchased 1.2 million shares for $100 million. During the year, Spirit repurchased 7.5 million shares for $502 million. “The Board has authorized an increase in our share repurchase program of approximately $500 million, resulting in a total program authorization of up to $1 billion,” Gentile said.

Table 2. Cash Flow and Liquidity (unaudited)
	4th Quarter			Twelve Months
($ in millions)	2017	2016	Change	2017	2016	Change
Cash from Operations	($51)	$142	**	$574	$717	(20%)
Purchases of Property, Plant & Equipment	($134)	($97)	38%	($273)	($254)	8%
Free Cash Flow*	($185)	$45	**	$301	$463	(35%)
Adjusted Free Cash Flow*	$51	$45	13%	$537	$420	28%

Liquidity				December 31, 2017	December 31, 2016
Cash				$423	$698
Total Debt				$1,151	$1,087
** Represents an amount equal to or in excess of 100% or not meaningful

Financial Outlook

“In 2018, our focus will be on operational execution of planned rate increases, achieving our growth initiatives and meeting our commitments on margin and productivity,” Gentile said. “We intend to reinvest substantially all of the savings from tax reform into high-return capital expenditures and research and development to support our growth initiatives. In addition, we are also increasing investment in workforce development and accelerating productivity initiatives. All of these investments will deliver high rates of return.”

*Non-GAAP financial measure, see Appendix for reconciliation

Table 3. Financial Outlook Issued February 2, 2018	2018 Guidance

Revenues	$7.1 - $7.2 billion
Earnings Per Share (Fully Diluted)	$6.25 - $6.50
Effective Tax Rate	21% - 22%
Cash from Operations	$850 - $950 million
Free Cash Flow*	$550 - $600 million
Risks applicable to our financial guidance are described more fully in the Cautionary Statement Regarding Forward-Looking Statements in this release.
Segment Results
Fuselage Systems
Fuselage Systems segment revenue in the fourth quarter of 2017 increased by 12.2 percent from the same period last year to $918.7 million, primarily due to higher production deliveries on the Boeing 737 program as well as increased defense work and non-recurring activity on certain Boeing programs, partially offset by lower production deliveries on the Boeing 777 program. Operating margin for the fourth quarter of 2017 decreased to 14.1 percent, compared to 15.6 percent during the same period of 2016, primarily due to unfavorable changes in estimates recognized on the Boeing 737 program, partially offset by favorable changes in estimates recognized on the Boeing 787 program. In the fourth quarter of 2017, the segment recorded pretax $(21.7) million of unfavorable cumulative catch-up adjustments and net favorable changes in estimates on forward loss programs of $15.3 million.

Propulsion Systems
Propulsion Systems segment revenue in the fourth quarter of 2017 increased 2.8 percent from the same period last year to $415.5 million, primarily driven by higher production deliveries on the Boeing 737 program, partially offset by lower production deliveries on the Boeing 777 program. Operating margin for the fourth quarter of 2017 increased to 20.7 percent, compared to 18.6 percent during the same period of 2016, primarily driven by higher non-recurring activity on certain Boeing programs. In the fourth quarter of 2017, the segment recorded pretax $(6.3) million of unfavorable cumulative catch-up adjustments and net favorable changes in estimates on forward loss programs of $6.5 million.

*Non-GAAP financial measure, see Appendix for reconciliation

Wing Systems
Wing Systems segment revenue in the fourth quarter of 2017 increased by 8.6 percent from the same period last year to $377.1 million, primarily due to higher production deliveries on the Boeing 737, 787, and A320 programs, partially offset by lower production deliveries on the Boeing 777 program. Operating margin for the fourth quarter of 2017 increased to 19.1 percent, compared to 14.1 percent during the same period of 2016 primarily driven by the favorable changes in estimates recognized on the Boeing 787 program. In the fourth quarter of 2017, the segment recorded pretax $8.6 million of favorable cumulative catch-up adjustments and net favorable changes in estimates on forward loss programs of $10.5 million.

Table 4. Segment Reporting (unaudited)
	4th Quarter			Twelve Months
($ in millions)	2017	2016	Change	2017	2016	Change
Segment Revenues
Fuselage Systems	$918.7	$819.1	12.2%	$3,730.8	$3,498.8	6.6%
Propulsion Systems	415.5	404.0	2.8%	1,666.2	1,777.3	(6.3%)
Wing Systems	377.1	347.2	8.6%	1,578.8	1,508.7	4.6%
All Other	3.3	(0.3)	**	7.2	8.1	(11.1%)
Total Segment Revenues	$1,714.6	$1,570.0	9.2%	$6,983.0	$6,792.9	2.8%
Segment Earnings from Operations
Fuselage Systems	$129.2	$127.7	1.2%	$347.7	$468.6	(25.8%)
Propulsion Systems	86.2	75.0	14.9%	275.1	325.9	(15.6%)
Wing Systems	72.2	48.9	47.6%	212.4	223.6	(5.0%)
All Other	2.5	(0.4)	**	2.0	1.6	25.0%
Total Segment Operating Earnings	$290.1	$251.2	15.5%	$837.2	$1,019.7	(17.9%)
Unallocated Expense
Corporate SG&A	($53.5)	($55.9)	4.3%	($200.3)	($228.3)	12.3%
Impact of Severe Weather Event	—	(12.1)	**	(19.9)	(12.1)	(64.5%)
Research & Development	(10.0)	(7.9)	(26.6%)	(31.2)	(23.8)	(31.1%)
Cost of Sales	0.3	(14.4)	**	(16.7)	(30.4)	45.1%
Total Earnings from Operations	$226.9	$160.9	41.0%	$569.1	$725.1	(21.5%)
Segment Operating Earnings as % of Revenues
Fuselage Systems	14.1%	15.6%	(150) BPS	9.3%	13.4%	(410) BPS
Propulsion Systems	20.7%	18.6%	210 BPS	16.5%	18.3%	(180) BPS
Wing Systems	19.1%	14.1%	500 BPS	13.5%	14.8%	(130) BPS
All Other	**	**		**	**
Total Segment Operating Earnings as % of Revenues	16.9%	16.0%	90 BPS	12.0%	15.0%	(300) BPS
Total Operating Earnings as % of Revenues	13.2%	10.2%	300 BPS	8.1%	10.7%	(260) BPS

**	Represents an amount equal to or in excess of 100% or not meaningful

Contact information:
Investor Relations: Kailash Krishnaswamy (316) 523-7040
Media: Fred Malley (316) 523-1233
On the web: http://www.spiritaero.com

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “goal,” “forecast,” “intend,” “may,” “might,” “objective,” “outlook,” “plan,” “predict,” “project,” “should,” “target,” “will,” “would,” and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following: 1) our ability to continue to grow our business and execute our growth strategy, including the timing, execution, and profitability of new and maturing programs; 2) our ability to perform our obligations under our new and maturing commercial, business aircraft, and military development programs, and the related recurring production; 3) our ability to accurately estimate and manage performance, cost, and revenue under our contracts, including our ability to achieve certain cost reductions with respect to the B787 program; 4) margin pressures and the potential for additional forward losses on new and maturing programs; 5) our ability to accommodate, and the cost of accommodating, announced increases in the build rates of certain aircraft; 6) the effect on aircraft demand and build rates of changing customer preferences for business aircraft, including the effect of global economic conditions on the business aircraft market and expanding conflicts or political unrest in the Middle East or Asia; 7) customer cancellations or deferrals as a result of global economic uncertainty or otherwise; 8) the effect of economic conditions in the industries and markets in which we operate in the U.S. and globally and any changes therein, including fluctuations in foreign currency exchange rates; 9) the success and timely execution of key milestones such as the receipt of necessary regulatory approvals and customer adherence to their announced schedules; 10) our ability to successfully negotiate, or re-negotiate, future pricing under our supply agreements with Boeing and our other customers; 11) our ability to enter into profitable supply arrangements with additional customers; 12) the ability of all parties to satisfy their performance requirements under existing supply contracts with our two major customers, Boeing and Airbus, and other customers, and the risk of nonpayment by such customers; 13) any adverse impact on Boeing’s and Airbus’ production of aircraft resulting from cancellations, deferrals, or reduced orders by their customers or from labor disputes, domestic or international hostilities, or acts of terrorism; 14) any adverse impact on the demand for air travel or our operations from the outbreak of diseases or epidemic or pandemic outbreaks; 15) our ability to avoid or recover from cyber-based or other security attacks, information technology failures, or other disruptions; 16) returns on pension plan assets and the impact of future discount rate changes on pension obligations; 17) our ability to borrow additional funds or refinance debt; 18) competition from commercial aerospace original equipment manufacturers and other aerostructures suppliers; 19) the effect of governmental laws, such as U.S. export control laws and U.S. and foreign anti-bribery laws such as the Foreign Corrupt Practices Act and the United Kingdom Bribery Act, and environmental laws and agency regulations, both in the U.S. and abroad; 20) the effect of changes in tax law, such as the effect of The Tax Cuts and Jobs Act (the “TCJA”) that was enacted on December 22, 2017, and changes to the interpretations of or guidance related thereto, and the Company’s ability to accurately calculate and estimate the effect of such changes; 21) any reduction in our credit ratings; 22) our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components; 23) our ability to recruit and retain a critical mass of highly-skilled employees and our relationships with the unions representing many of our employees; 24) spending by the U.S. and other governments on defense; 25) the possibility that our cash flows and our credit facility may not be adequate for our additional capital needs or for payment of interest on, and principal of, our indebtedness; 26) our exposure under our revolving credit facility to higher interest payments should interest rates increase substantially; 27) the effectiveness of any interest rate hedging programs; 28) the effectiveness of our internal control over financial reporting; 29) the outcome or impact of ongoing or future litigation, claims, and regulatory actions; 30) exposure to potential product liability and warranty claims; 31) our ability to effectively assess, manage and integrate acquisitions that we pursue; 32) our ability to continue selling certain receivables through our supplier financing program; 33) the risks of doing business internationally, including fluctuations in foreign current exchange rates, impositions of tariffs or embargoes, compliance with foreign laws, and domestic and foreign government policies, among other things. These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

	Spirit Shipset Deliveries
	(one shipset equals one aircraft)

	4th Quarter		Twelve Months
	2017	2016	2017	2016
B737	133	116	532	500
B747	2	1	6	8
B767	7	6	28	25
B777	15	19	70	96
B787	31	28	136	127
Total Boeing	188	170	772	756

A320 Family	156	147	608	574
A330/340	20	24	80	74
A350	25	19	90	69
A380	3	5	13	22
Total Airbus	204	195	791	739

Business/Regional Jets	21	29	88	88

Total	413	394	1,651	1,583

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
	($ in millions, except per share data)
Net revenues	$1,714.6	$1,570.0	$6,983.0	$6,792.9
Operating costs and expenses:
Cost of sales	1,424.2	1,333.2	6,162.5	5,803.6
Selling, general and administrative	53.5	55.9	200.3	228.3
Impact of severe weather event	—	12.1	19.9	12.1
Research and development	10.0	7.9	31.2	23.8
Total operating costs and expenses	1,487.7	1,409.1	6,413.9	6,067.8
Operating income	226.9	160.9	569.1	725.1
Interest expense and financing fee amortization	(11.6)	(9.8)	(41.7)	(57.3)
Other income (expense), net	2.6	1.4	7.2	(7.3)
Income before income taxes and equity in net income of affiliate	217.9	152.5	534.6	660.5
Income tax provision	(95.1)	(44.3)	(180.0)	(192.1)
Income before equity in net income of affiliate	122.8	108.2	354.6	468.4
Equity in net income of affiliate	—	—	0.3	1.3
Net income	$122.8	$108.2	$354.9	$469.7

Earnings per share
Basic	$1.08	$0.90	$3.04	$3.72
Shares	113.8	120.0	116.8	126.1

Diluted	$1.07	$0.89	$3.01	$3.70
Shares	114.9	121.1	117.9	127.0

Dividends declared per common share	$0.10	$0.10	$0.40	$0.10

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	December 31, 2017	December 31, 2016
	($ in millions)
Assets
Cash and cash equivalents	$423.3	$697.7
Restricted cash	2.2	—
Accounts receivable, net	722.2	660.5
Inventory, net	1,449.9	1,515.3
Other current assets	53.5	36.9
Total current assets	2,651.1	2,910.4
Property, plant and equipment, net	2,105.3	1,991.6
Pension assets	347.1	282.3
Other assets	164.3	220.9
Total assets	$5,267.8	$5,405.2
Liabilities
Accounts payable	$693.1	$579.7
Accrued expenses	269.3	216.2
Profit sharing	109.5	101.4
Current portion of long-term debt	31.1	26.7
Advance payments, short-term	100.0	199.3
Deferred revenue and other deferred credits, short-term	64.6	312.1
Deferred grant income liability - current	21.6	14.4
Other current liabilities	331.8	94.4
Total current liabilities	1,621.0	1,544.2
Long-term debt	1,119.9	1,060.0
Advance payments, long-term	231.7	342.0
Pension/OPEB obligation	40.8	43.9
Deferred revenue and other deferred credits	161.0	146.8
Deferred grant income liability - non-current	39.3	63.4
Other liabilities	252.6	276.1
Stockholders' Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 114,447,605 and 121,642,556 shares issued and outstanding, respectively	1.1	1.2
Additional paid-in capital	1,086.9	1,078.9
Accumulated other comprehensive loss	(128.5)	(186.9)
Retained earnings	2,422.4	2,113.9
Treasury stock, at cost (31,467,709 and 23,936,092 shares, respectively)	(1,580.9)	(1,078.8)
Total stockholders’ equity	1,801.0	1,928.3
Noncontrolling interest	0.5	0.5
Total equity	1,801.5	1,928.8
Total liabilities and equity	$5,267.8	$5,405.2

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Twelve Months Ended
	December 31, 2017	December 31, 2016
	($ in millions)
Operating activities
Net income	$354.9	$469.7
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	214.1	208.6
Amortization expense	0.2	0.2
Amortization of deferred financing fees	3.4	19.3
Accretion of customer supply agreement	2.6	4.9
Employee stock compensation expense	22.1	42.5
Excess tax benefits from share-based payment arrangements	—	0.1
Gain from interest rate swap	(0.9)	—
(Gain) loss from foreign currency transactions	(8.1)	17.4
Loss on impairment and disposition of assets	9.5	0.4
Deferred taxes	52.4	0.9
Pension and other post-retirement benefits, net	(34.7)	3.5
Grant liability amortization	(19.0)	(11.9)
Equity in net income of affiliate	(0.3)	(1.3)
Changes in assets and liabilities
Accounts receivable, net	(48.5)	(139.1)
Inventory, net	319.6	207.8
Accounts payable and accrued liabilities	160.3	(34.3)
Profit sharing/deferred compensation	7.6	40.5
Advance payments	(209.6)	(144.4)
Income taxes receivable/payable	25.7	(3.3)
Deferred revenue and other deferred credits	(231.2)	12.4
Other	(46.4)	23.0
Net cash provided by operating activities	$573.7	$716.9
Investing activities
Purchase of property, plant and equipment	(273.1)	(254.0)
Proceeds from sale of assets	0.4	0.6
Other	(0.1)	—
Net cash used in investing activities	($272.8)	($253.4)
Financing activities
Proceeds from issuance of bonds	—	299.8
Principal payments of debt	(2.8)	(36.4)
Payments on term loan	(25.0)	—
Payments on bonds	—	(300.0)
Taxes paid related to net share settlement awards	(14.2)	(15.2)
Excess tax benefits from share-based payment arrangements	—	(0.1)
Debt issuance and financing costs	(0.9)	(17.2)
Proceeds from financing under the New Market Tax Credit Program	7.6	—
Purchase of treasury stock	(496.3)	(649.6)
Change in restricted cash	(2.2)	—
Dividends Paid	(47.1)	—
Net cash used in financing activities	($580.9)	($718.7)
Effect of exchange rate changes on cash and cash equivalents	5.6	(4.4)
Net decrease in cash and cash equivalents for the period	($274.4)	($259.6)
Cash and cash equivalents, beginning of the period	697.7	957.3
Cash and cash equivalents, end of the period	$423.3	$697.7

Appendix

In addition to reporting our financial information using U.S. Generally Accepted Accounting Principles (GAAP), management believes that certain non-GAAP measures (which are indicated by * in this report) provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP measures we use in this report are (i) adjusted diluted earnings per share, (ii) free cash flow, and (iii) adjusted free cash flow, which are described further below. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define and calculate the measures differently than we do, limiting the usefulness of the measures for comparison with other companies.

Adjusted Diluted Earnings Per Share. To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share (Adjusted EPS). This metric excludes various items that are not considered to be directly related to our operating performance. Management uses Adjusted EPS as a measure of business performance and we believe this information is useful in providing period-to-period comparisons of our results. The most comparable GAAP measure is diluted earnings per share.

Free Cash Flow. Free cash flow is defined as GAAP cash from operating activities, less capital expenditures for property, plant and equipment. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures. Management uses free cash flow as a measure to assess both business performance and overall liquidity.

Adjusted Free Cash Flow. Management considers certain items that arise from time to time to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the company’s operating performance and allows more accurate comparisons of the company’s operating results to historical performance. Accordingly, Adjusted Free Cash Flow is defined as free cash flow less these special items. The most comparable GAAP measure is cash provided by operating activities.

The tables below provide reconciliations between the GAAP and non-GAAP measures

Adjusted EPS

	4th Quarter		Twelve Months
	2017	2016	2017	2016

GAAP Diluted Earnings Per Share	$1.07	$0.89	$3.01	$3.70
Impact of Airbus Agreement, CEO Retirement, and Debt Refinancing [1]	—	—	—	0.86
Impact of MOU with Boeing [2]	—	—	2.10	—
Impact of the U.S. Tax Reform[3]	0.25	—	0.24	—
Adjusted Diluted Earnings Per Share	$1.32	$0.89	$5.35	$4.56

Diluted Shares (in millions)	114.9	121.1	117.9	127.0

[1]	Represents the net earnings per share impact of the Airbus agreement of $0.68, CEO retirement of $0.11 and debt refinancing charge of $0.07.

[2]	Represents the net earnings per share impact of the MOU with Boeing of $2.10.

[3]
Represents the impact of the Tax Cuts and Jobs Act of $28.7 million, which includes the estimated impact of the transition tax of $44.9 million and a tax benefit due to the revaluation of deferred tax asset of $16.2 million, which provides a net earnings per share impact of $0.24 for the twelve months ended December 31, 2017.

Free Cash Flow
($ in millions)

	4th Quarter		Twelve Months		Guidance
	2017	2016	2017	2016	2018

Cash from Operations	($51)	$142	$574	$717	$850 - $950
Capital Expenditures	(134)	(97)	(273)	(254)	(300 - 350)
Free Cash Flow	($185)	$45	$301	$463	$550 - $600
Cash (Received)/Returned under 787 Interim Pricing Agreement	236	—	236	(43)

Adjusted Free Cash Flow	$51	$45	$537	$420